EXHIBIT 5.2

[Legal Opinion of Cahill Gordon Reindel LLP]

December 13, 2011

XOMA Ltd.
2910 Seventh Street
Berkeley, California 94710

Ladies and Gentlemen:

We have acted as United States tax counsel to XOMA Ltd. (the “Company”) in connection with the Registration Statement on Form S-4 filed by the Company on the date hereof with the Securities and Exchange Commission (the “Registration Statement”) and hereby confirm to you that the disclosure as to matters of United States federal income tax law as set forth under the heading “Material U.S. Federal Income Tax Consequences of the Domestication” in the Prospectus included in the Registration Statement constitutes our opinion, subject to the qualifications set forth therein.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and the reference to us under the caption “Material U.S. Federal Income Tax Consequences of the Domestication” and under the caption “Tax Matters”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

          Very truly yours,

          /s/ Cahill Gordon & Reindel llp